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                                                                    EXHIBIT 23.2


                      CONSENT OF RYDER SCOTT COMPANY, L.P.


         We hereby consent to references to our firm in this Registration Statement on Form S-3, Amendment No. 1, of PetroQuest Energy, Inc. (the "Company"), under the headings "Risk Factors" and "Experts". We further consent to the incorporation by reference of information contained in our reports relating to certain estimated quantities of the Company's proved reserves of oil and gas, future net income and discounted future net income, effective December 31, 1998, 1999 and 2000, and June 30, 2001. The referenced reserve reports were dated March 12, 1999, February 28, 2000, February 16, 2001 and July 13, 2001.




                                           /s/ RYDER SCOTT COMPANY, L.P.

                                           RYDER SCOTT COMPANY, L.P.



Houston, Texas
July 27, 2001